Exhibit 99.1

China Recycling Energy Corporation Regains Compliance with NASDAQ Minimum Bid Requirement

XI’AN, China, May 4, 2020 (GLOBE NEWSWIRE) -- China Recycling Energy Corporation (Nasdaq: CREG) (“CREG” or the “Company”), an industrial waste-to-energy solution provider in China, today announced that based on a notification letter recently received from the Listing Qualifications Department of the Nasdaq Stock Market Inc. (the “Nasdaq”), the Company has regained compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules.

According to the notification letter, the staff of Nasdaq determined that for the 10 consecutive business days, beginning from April 15, 2020 to April 28, 2020, the closing bid price of the Company’s common stock has been at $1.00 per share or greater, and the Company has regained compliance with the minimum bid price requirement. Accordingly, the matter is now closed.

About China Recycling Energy Corp.

关于中国循环能源有限公司

China Recycling Energy Corporation (Nasdaq: CREG) (“CREG” or “the Company”) is based in Xi’an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1 percent of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

Safe Harbor Statement

安全港声明

This press release may contain certain “forward-looking statements” relating to the business of CREG and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the registered direct offering and those discussed in the Company’s annual and periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

本新闻稿可能包含与CREG及其子公司业务有关的某些“前瞻性声明”。除本新闻稿包括的历史事实陈述外，所有陈述均为“前瞻性陈述”。这些前瞻性陈述通常通过使用前瞻性术语来识别，例如“相信”，“期望”或类似表述，涉及已知和未知的风险和不确定性。尽管公司认为这些前瞻性陈述中反映的预期是合理的，但它们确实包含假设、风险和不确定性，这些预期可能被证明是不正确的。投资者不应过分依赖这些前瞻性陈述，这些前瞻性陈述仅在本新闻稿发布之日才发表。公司的实际业绩可能与这些前瞻性陈述中的预期产生重大差异，包括但不限于与市场状况有关的风险和不确定性、与注册直接发行有关的惯例成交条件的满足，以及在美国证券交易委员会备案的公司年度和定期报告中讨论的风险和不确定性，可在其网站http://www.sec.gov上找到。受这些因素的影响，所有属于公司或代表公司行事的前瞻性陈述均具有完整的明确资格。除证券法规定外，公司不承担更新这些前瞻性陈述的责任。